Exhibit 99.1

Keith M. Gehl

Elected to Kewaunee Scientific Board of Directors

Exchange: NASDAQ (KEQU)	Contact:	D. Michael Parker 704-871-3290

STATESVILLE, NC, May 5, 2015 /PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) announced today the election of Keith M. Gehl to Kewaunee Scientific’s Board of Directors, effective April 29, 2015. Mr. Gehl is a resident of Concord, North Carolina.

The election of Mr. Gehl is in conjunction with Ross W. McCanless’ notification to the Board of his intention to resign from the Board, effective May 29, 2015, due to his increased professional commitments. Upon his election, Mr. Gehl was also elected chair of the Audit Committee, a position currently held by Mr. McCanless. As part of a transition plan, Mr. McCanless will continue to serve as a member of the Audit Committee until May 29, 2015.

Mr. Gehl served as Senior Vice President Real Estate and Facilities of Family Dollar Stores, Inc. (NYSE: FDO) from 2003 until his retirement in 2013. Family Dollar is a $10 billion discount retailer with 8,000 stores throughout the United States. In his role, he had full responsibility for developing the real estate and growth strategy and optimizing the 8,000 store portfolio.

From 1989 through 2003, Mr. Gehl held a number of management positions with Food Lion, Inc. Food Lion was an $11 billion NASDAQ listed supermarket chain in the southeastern United States that became a wholly-owned subsidiary of Delhaize Group, a Belgium-based supermarket operator, in 2001. At Food Lion, he was Director of Internal Audit from 1989-1996, Director of Store Operations from 1996-1997, Vice-President Real Estate and Construction from 1997-2000, and Executive Vice President Real Estate and Business Strategy from 2000-2003.

“We are delighted to have Keith join our board,” said William A. Shumaker, Chairman of the Board of Kewaunee Scientific. “His diverse management experience, business strategy experience, and wealth of experience in the finance, accounting, and audit areas make him an extremely valuable addition to the Kewaunee Scientific board. The entire board is also grateful to Mr. McCanless, who has served since May 2010, for his wise counsel and service to the Company.”

Mr. Gehl holds an accounting degree from Valparaiso University. During his career, he successfully completed the Certified Public Accountant (CPA), Certified Information Systems Auditor (CISA), and Certified Internal Auditor (CIA) exams.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.